EXHIBIT  99

For Immediate Release                              Contact: John T. O'Neill
April 21, 1997                                      Telephone: 401-727-5600





                      HASBRO, INC. ANNOUNCES IMPROVED
                       RESULTS FOR FIRST QUARTER 1997

     Pawtucket, RI (April 21, 1997) -- Hasbro, Inc. (HAS:ASE) today reported first quarter net earnings of $25.7 million, up from the $24.4 million reported a year ago. Earnings per share rose 11% to $.20, compared with $.18 in 1996. Revenues also grew, increasing to $555.8 million from the $538.7 million reported last year.

	"We are pleased to again report both earnings and revenue growth despite the negative impact of currency and the strengthened U.S. dollar," said Alan G. Hassenfeld, Chairman and Chief Executive Officer.

	"Our revenue growth this quarter was driven primarily by the theatrical re-release of the Star Wars Trilogy. The power of the Force was evident as our Star Wars(R) related products, especially action figures, were clear winners with consumers young and old. Also contributing to our increased volume in the United States were the Super Soaker(TM) line of water toys and Hasbro Interactive, with their expanded range of CD-ROM classic games. Internationally, we experienced mixed results. Canada, Mexico, Latin America and Australia all had growth, both in local currency and U.S. dollars, while Europe achieved modest local currency gains, but these were more than offset by the approximate $8 million impact of the strengthened dollar."

	He continued by noting, "Our earnings also increased this quarter and were in line with our expectations. This growth came despite the adverse impact of both currency rates and the previously announced closure of a manufacturing facility in the U.K."

	Mr. Hassenfeld concluded, "We are encouraged by our first quarter and look forward to the balance of the year. We anticipate completing our acquisition of the assets of Cap Toys and OddzOn Products during the second quarter which will bring products, including Koosh(R) balls, Vortex(R) sport toys, Melanie's Mall(TM) and the Cap line of interactive candy, to the Hasbro family. Some of our other new products debuting in the next several months include boys' items associated with the eagerly anticipated movie premieres of both Batman(TM) and Robin(TM), and Jurassic Park(TM), The Lost World; girls' products, including several based on the television program Sabrina The Teenage Witch(TM); games, such as Chicken Croquet(TM) and Planet Hollywood(TM); and several interactive CD-ROM games."

                                    # # #
                              (Tables Attached)

                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS


(Thousands of Dollars and Shares Except Per Share Data)

                                                         Quarter Ended
                                                     --------------------
                                                     Mar. 30,    Mar. 31,
                                                       1997        1996
                                                     --------    --------
Net Revenues                                         $555,784     538,685
Cost of Sales                                         235,371     237,771
                                                      -------     -------
Gross Profit                                          320,413     300,914
Amortization                                           10,032       9,799
Royalties, Research and
 Development                                           63,892      54,422
Advertising                                            71,302      70,276
Selling, Distribution and
 Administration                                       134,781     125,365
                                                      -------     -------
Operating Profit                                       40,406      41,052
Interest Expense                                        4,430       4,906
Other (Income), Net                                    (4,171)     (2,963)
                                                      -------     -------
Earnings Before Income Taxes                           40,147      39,109
Income Taxes                                           14,453      14,744
                                                      -------     -------
Net Earnings                                         $ 25,694      24,365
                                                      =======     =======

Per Common Share(1)(2)
   Net Earnings                                      $    .20         .18
                                                      =======     =======

   Cash Dividends Declared                           $    .08         .07
                                                      =======     =======

Weighted Average Number of Shares(1)(2)               131,074     132,161
                                                      =======     =======

(1) - Adjusted to reflect three-for-two stock split paid on March 21, 1997.
(2) - Primary and fully diluted data are not shown separately as they are substantially the same.

                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS


  (Thousands of Dollars)



                                                   Mar. 30,        Mar. 31,
                                                     1997            1996
                                                   --------        --------
                   Assets

  Cash and Temporary Investments                 $  289,546         136,860
  Accounts Receivable, Net                          517,022         528,632
  Inventories                                       268,945         335,067
  Other                                             180,395         175,961
                                                  ---------       ---------
  Total Current Assets                            1,255,908       1,176,520
  Property, Plant and Equipment, Net                299,626         307,217
  Other Assets                                      894,354         920,123
                                                  ---------       ---------
  Total Assets                                   $2,449,888       2,403,860
                                                  =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                          $   69,543          93,402
  Payables and Accrued Liablities                   528,308         534,478
                                                  ---------       ---------
  Total Current Liabilities                         597,851         627,880
  Long-term Debt                                    149,208         149,987
  Deferred Liabilities                               68,937          72,409
                                                  ---------       ---------
  Total Liabilities                                 815,996         850,276
  Total Shareholders' Equity                      1,633,892       1,553,584
                                                  ---------       ---------
  Total Liabilities and Shareholders' Equity     $2,449,888       2,403,860
                                                  =========       =========